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                                                                    EXHIBIT 99.7

This is neither an offer to exchange or sell nor a solicitation of an offer to exchange or buy any of these securities. The Offer is made only by the Prospectus and the related Letter of Transmittal and the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Trust by Merrill Lynch & Co., Dean Witter Reynolds Inc., A. G. Edwards & Sons, Inc., Goldman, Sachs & Co., Lehman Brothers, PaineWebber Incorporated, Smith Barney Inc. or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                         Notice of Offer to Holders of

                               FORD MOTOR COMPANY

         Series B Depositary Shares, each representing 1/2,000 of a share of
                     Series B Cumulative Preferred Stock

         Ford Motor Company Capital Trust I, a Delaware statutory business trust (the "Trust"), is offering, upon the terms and subject to the conditions set forth in its Prospectus dated ________, 1995 (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Offer"), to exchange its 9% Trust Originated Preferred Securities(SM) ("TOPrS(SM)") (the "Preferred Securities") for up to 44,600,000 of the outstanding Series B Depositary Shares ("Depositary Shares") each representing 1/2,000 of a share of Series B Cumulative Preferred Stock (the "Series B Preferred") of Ford Motor Company, a Delaware corporation ("Ford"). Exchanges will be made on the basis of one Preferred Security for each Depositary Share validly tendered and accepted for exchange in the Offer. Depositary Shares not accepted for exchange because of proration will be returned. In connection with the Offer, Ford will deposit in the Trust as trust assets its 9% Junior Subordinated Debentures due 2025, as set forth in the Prospectus.

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 7, 1995, UNLESS THE OFFER IS EXTENDED.

         NEITHER THE BOARD OF DIRECTORS OF FORD, FORD, THE TRUSTEES NOR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF DEPOSITARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER. HOLDERS OF DEPOSITARY SHARES ARE URGED TO CONTACT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISION ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.
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         Upon the terms and conditions of the Offer, including the provisions relating to proration described in the Prospectus, the Trust will accept for exchange up to 44,600,000 Depositary Shares, validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on December 7, 1995, or if the Offer is extended by the Trust, in its sole discretion, the latest date and time to which the Offer has been extended (the "Expiration Date"). Tenders of Depositary Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days after December 7, 1995. Depositary Shares not accepted because of proration will be returned to the tendering holders at Ford's expense as promptly as practicable following the Expiration Date.

         Consummation of the Offer is conditioned on, among other things, (i) receipt of at least 12,000,000 validly tendered Depositary Shares (which condition may be waived by the Trust) and (ii) tenders by a sufficient number of holders of Depositary Shares such that, as of the Expiration Date, there be at least 400 record or beneficial owners of at least 1,000,000 Preferred Securities to be issued in exchange for such Depositary Shares (which condition may not be waived)(the "Minimum Distribution Condition").

         The Trust expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Offer, and not accept for exchange any Depositary Shares and promptly return all Depositary Shares upon the failure of any of the conditions specified above or in "The Offer--Conditions to the Offer" in the Prospectus, (ii) waive any condition to the Offer (other than the Minimum Distribution Condition) and accept all Depositary Shares previously tendered pursuant to the Offer, (iii) extend the Expiration Date of the Offer and retain all Depositary Shares tendered pursuant to such Offer until the Expiration Date, subject, however, to all withdrawal rights of holders, see "The Offer--Withdrawal of Tenders" in the Prospectus,
(iv) amend the terms of the Offer or (v) modify the form of the consideration to be paid pursuant to the Offer. Any amendment applicable to the Offer will apply to all Depositary Shares tendered pursuant to the Offer. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the percentage of securities sought or the price, depends upon the facts and circumstances, including the relative materiality of such terms or information. See "The Offer--Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

         The purpose of the Offer is to refinance the Depositary Shares with the Preferred Securities to achieve certain tax efficiencies while preserving Ford's flexibility with respect to future financings.

         The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of Depositary Shares. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus.
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         Ford will pay to Soliciting Dealers (as defined in the Prospectus)
designated by the record or beneficial owner, as appropriate, of Depositary Shares a solicitation fee of $0.50 per Depositary Share validly tendered and accepted for exchange pursuant to the Offer, subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer.

         The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

         The Prospectus and the related Letter of Transmittal are first being sent to holders of Depositary Shares on ________, 1995 and are being furnished to brokers, dealers, banks and similar persons whose names, or names of whose nominees, appear on the lists of holders of the Depositary Shares or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Depositary Shares.

         Any questions or requests for assistance may be directed to the Information Agent and the Dealer Managers at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson & Company Inc., the Information Agent, at (800) 223-2064, and copies will be forwarded promptly at Ford's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 [insert logo]
                            Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York  10005
                           (800) 223-2064 (Toll-Free)
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
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                     The Dealer Managers for the Offer are:

                              Merrill Lynch & Co.
                             World Financial Center
                                  North Tower
                            New York, New York 10281
                            (212) 236-4565 (Collect)


 Dean Witter Reynolds Inc.                       A. G. Edwards & Sons, Inc.
 2 World Trade Center                            1 North Jefferson
 New York, New York 10048                        St. Louis, Missouri  63103-2205
 (800) 488-4490 (Toll-Free)                      (800) 640-1705 (Toll-Free)

 Goldman, Sachs & Co.                            Lehman Brothers
 85 Broad Street                                 3 World Financial Center
 New York, New York  10004                       New York, New York  10285
 (800) 828-3182 (Toll-Free)                      (800) 438-3242 (Toll-Free)

 PaineWebber Incorporated                        Smith Barney Inc.
 1285 Avenue of the Americas                     388 Greenwich Street
 New York, New York  10019                       New York, New York  10013
 (800) 324-0210 (Toll-Free)                      (800) 813-3745 (Toll-Free)



_____________________, 1995



_____________________
(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.